                                                           EXHIBIT 12.1


                    SARA LEE CORPORATION AND SUBSIDIARIES
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)




                                                                  Year Ended
                                                           -------------------------
                                                             July 1,       July 2,
                                                              1995         1994 <F1>
                                                           ----------     ----------
Fixed charges:
   Interest expense                                              $243           $188
   Interest portion of rental expense                              68             60
                                                           ----------     ----------
   Total fixed charges before capitalized interest                311            248
   Capitalized interest                                            12             21
                                                           ----------     ----------
      Total fixed charges                                        $323           $269
                                                           ==========     ==========

Earnings available for fixed charges:
   Income before income taxes                                  $1,219           $389
   Less undistributed income in minority-owned companies          (10)            (8)
   Add minority interest in majority-owned subsidiaries            36             25
   Add amortization of capitalized interest                        21             19
   Add fixed charges before capitalized interest                  311            248
                                                           ----------     ----------
      Total earnings available for fixed charges               $1,577           $673
                                                           ==========     ==========
Ratio of earnings to fixed charges                                4.9            2.5
                                                           ==========     ==========

<F1>  During the fourth quarter of fiscal 1994, the corporation recorded a pretax charge of $732 million in connection with various restructuring actions.